Exhibit 99.1

Rokwader, Inc. Announces Coco Partners Purchased Common Stock and Warrants

WOODLAND HILLS, CA / ACCESSWIRE / May 7, 2015 / Rokwader, Inc. (PINKSHEETS: ROKR) announced today that COCO Partners, LLC, (“COCO”), an investment vehicle formed by veteran investor Robert Wallace, has made an initial $6.1 million commitment in two tranches into ROKR through the purchase of authorized, but unissued shares, and plans to increase its ownership in this investment through the exercise of warrants.

COCO views ROKR as an investment vehicle that can be scaled through acquisitions, and is enthusiastic about the prospects for its music publishing subsidiary, Latigo Shore Music, Inc. (“Latigo”), as it plans to provide greater access to capital to accelerate growth through the acquisition of existing music copyright catalogs with existing income streams and provide strong financial support in establishing new songwriters. Latigo will identify, value and invest in entertainment‐related intellectual property principally in music copyrights, master recordings and grand theatrical performance rights when they might come available.

Mr. Wallace became President, Chief Financial Officer, Secretary and Director of Rokwader. Yale Farar, former President and Chief Financial Officer of Rokwader, resigned as an officer but remains a Director and Gary Saderup, former Secretary of Rokwader resigned as an officer and director. Steve Dorff remains a Director.

About ROKWADER

Rokwader, Inc., through its subsidiary, Latigo Shore Music, Inc., is in the music publishing business. Steve Dorff, the President of Latigo and Director of Rokwader, is a long-time composer and producer. Mr. Dorff is a three-time Grammy nominee and has often been on the nation’s top music charts.

Rokwader, Inc.
Jenny Price
Rokwader@aol.com
818-224-3675

The statements made herein which are not historical facts are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, the risk that Rokwader is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise